MAGMA COPPER COMPANY                 EXHIBIT 11

                       Computation of Per Share Earnings
                   (In thousands, except per share amounts)

                                                   Three Months
                                                  ended March 31,
                                            --------------------------
                                             1995                1994
Primary                                     -------             ------
- -------
Weighted average common
  shares outstanding                         49,213              49,033
Earnings used in per common
  share computation:
  Net income                                $51,766             $ 7,611
   Preferred stock dividends                 (2,906)             (2,906)
                                             ------              ------
  Net income available
    for common stock                        $48,860             $ 4,705
                                             ======              ======
Earnings per share:

  Net income                                $  1.05             $   .16

  Preferred stock dividends                    (.06)               (.06)
                                             ------              ------
Earnings per share of
  common stock                              $   .99             $   .10
                                             ======              ======
Assuming full dilution
- ----------------------
Weighted average common
  shares outstanding                         63,529              63,118
Earnings used in per common
  share computation:
  Net income                                $51,766             $ 7,611
Earnings per share:
  Net income                                $   .82             $   .10

Computation of weighted average
  shares outstanding-fully diluted
 ---------------------------------
Primary weighted average
  shares outstanding                         49,213              49,033

Assuming full dilution:
  Conversion of Series D Preferred
    Stock (2 million shares at
    3.448 conversion rate)                    6,896               6,896
  Conversion of Series E Preferred
    Stock (2 million shares at
    3.5945 conversion rate)                   7,189               7,189

  Incremental shares                            231                  --
                                             ------              ------
Fully diluted weighted
  average shares outstanding                 63,529              63,118
                                             ======              ======